UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2009

Bio-Reference Laboratories, Inc.

 (Exact name of registrant as specified in its charter)

New Jersey	0-15266	22-2405059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ 07407

(Address of principal executive offices)          (Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bio-Reference Laboratories, Inc.

Form 8-K

January 23, 2009

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 23, 2009, the Registrant executed a Restitution Agreement with John Littleton, a former vice president in sales. Pursuant to the Agreement Mr. Littleton agreed to pay the Registrant $1,600,000 for payments made to Mr. Littleton and others that were, from the Registrant’s perspective, improperly paid to Mr. Littleton or parties related to him as expense or fee reimbursements relating to a) recruiting fees for new hires paid to parties with an undisclosed relationship to Mr. Littleton in violation of the Registrant’s policies and b) reimbursement to Mr. Littleton and others of improperly or insufficiently documented expenses, also in violation of the Registrant’s policies.

Management regards this as an internal matter which has had no effect on the Registrant’s clients or business. The amounts in question were not material to the Registrant’s financial condition or operations in the years in question. It has been determined that no restatement of the Registrant’s financial statements for prior years is required.

Pursuant to the Restitution Agreement, Mr. Littleton paid $1,600,000 in cash to the Registrant on January 26, 2009. His employment with the Registrant was terminated for Cause, effective January 21, 2009. In addition, all of Mr. Littleton’s rights to further compensation and benefits of any kind under his Employment Agreement or any policy, plan or practice of the

Registrant were terminated and the Stock Options held by Mr. Littleton, exercisable to purchase 50,000 shares of the Registrant’s common stock at an exercise price of $6.28 per share; exercisable to purchase 5,000 shares of the Registrant’s common stock at an exercise price of $5.52 per share and exercisable to purchase 5,000 shares of the Registrant’s common stock at an exercise price of $18.25 per share were terminated and rescinded. Mr. Littleton continues to be subject to the provisions of his Key Employment Agreement restricting his solicitation of the Registrant’s customers and employees.

Section 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.14 Restitution Agreement dated January 23, 2009 between the Registrant and John Littleton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bio-Reference Laboratories, Inc.

	By	/s/ Marc D. Grodman

Marc D. Grodman M.D.
Principal Executive Officer

Date: January 23, 2009